Exhibit 12

LONE STAR INDUSTRIES, INC.
Statement Re Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in thousands)


                             For the      For the
                           Three Months Three Months
                              Ended        Ended
                              March        March
                             31, 1996     31, 1995
                           (Unaudited)  (Unaudited)
Earnings Available:

  Loss before
        provision for
        income taxes         $ (3,276)     $ (5,082)

  Less: Excess of earnings
        over dividends of
        less than fifty
        percent owned
        companies                 970          (673)

        Capitalized interest     (108)          (21)
                               (2,414)       (5,776)

Fixed Charges:

  Interest expense (including
        capitalized interest)
        and amortization of
        debt discount and
        expenses                1,982        2,362

  Portion of rent expense
        representative of an
        interest factor           262          544

Total Fixed Charges             2,244        2,906
                             ________     ________
Total Earnings Available     $   (170)    $ (2,870)


Ratio of Earnings to Fixed
  Charges                         n/mX         n/mX


Earnings deficiency          $ (2,414)    $ (5,776)

*  n/m - not meaningful